Exhibit 99.1

Hepion Pharmaceuticals Announces FDA Clearance of IND Application for CRV431 in the
Treatment of Liver Cancer

- New IND Expands Liver Disease Pipeline for CRV431 -

- IND Clearance Allows CRV431 to Move Directly into Phase 2 for Hepatocellular Carcinoma
Treatment -

- New IND Provides for Complementary Therapeutic Approach of Treating NASH and Liver
Cancer with a Single Once-a-Day Oral Agent -

EDISON, N.J., December 21, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and other liver diseases, today announced that the U.S. Food and Drug Administration (“FDA”) has accepted its investigational new drug (“IND”) application for CRV431, a liver-targeting, novel cyclophilin inhibitor, for the treatment of hepatocellular carcinoma (“HCC”).

On July 29, 2019, Hepion received FDA authorization of an IND to initiate the study of CRV431 for the treatment of NASH. To date, Hepion has completed Phase 1 studies in healthy volunteers and, more recently, announced positive data from its Phase 2a ‘AMBITION’ trial in subjects with presumed F2 and F3, where CRV431 was well tolerated, and all primary endpoints were met. A larger Phase 2b NASH study of over 300 subjects with paired liver biopsies, called ‘ASCEND-NASH’, is expected to be initiated in 2022. ASCEND-NASH will evaluate CRV431’s effects on the histologic endpoints of liver steatosis and fibrosis over 12 months dosing.

“Liver cancer is the sixth most prevalent cancer worldwide and is the second most common cause of cancer death,”1 commented Todd Hobbs, MD, Hepion’s Chief Medical Officer. “The most common form of liver cancer is HCC, which comprises about 90% of all liver cancers. Major risk factors associated with development of HCC include NASH, liver fibrosis and cirrhosis, viral hepatitis, chronic alcohol consumption, and metabolic syndrome. As the global prevalence of NASH is increasing, the incidence of HCC arising from NASH is also increasing. Approximately 25% to 30% of NASH-related HCC develops in the absence of cirrhosis and, therefore, occurs without many of the symptomatic warning signs of this aggressive form of cancer. An orally administered drug that simultaneously targets NASH and HCC would offer an advantageous therapeutic strategy to patients suffering these potentially life-threatening conditions. CRV431’s novel potential stems from its pleiotropic pharmacologic activities and from its ability to target the liver, allowing for a drug candidate ideally suited for the treatment of liver disease.”

Dr. Hobbs continued, “Another potentially important benefit is the patient experience while taking CRV431. Most cancer drugs are delivered by injection and are associated with significant side effects. In contrast, CRV431 is orally administered and has been shown to be well tolerated in clinical trials to date. We are optimistic that CRV431 may provide significant anti-cancer effects without imposing additional challenges and distress often associated with cancer drugs.”

Robert Foster, PharmD, PhD, Hepion’s CEO, said, “Increased cyclophilin isoform expression has been associated with negative outcomes in HCC. Importantly, CRV431 potently inhibits many of these isoforms in humans. Cyclophilins are enzymes that regulate many molecular and cellular activities that become dysregulated both in NASH and HCC. These dysregulated activities can lead to aberrations in signal transduction pathways, cell proliferation, cell death, extracellular environment including increased fibrosis, energy metabolism, inflammation, and immunity. Therapeutic intervention with CRV431 administration may reduce the pathologic potential associated with heightened cyclophilin activities in NASH and HCC, potentially allowing for a return to a healthier state.”

Dr. Foster continued, “CRV431 has shown anti-tumor activity in multiple animal studies, and our research team has been intensively investigating the specific mechanisms that have produced these outcomes. Our investigations have revealed interesting direct and indirect effects of CRV431 on cancer cells and tumors. For example, gene expression analyses have demonstrated CRV431’s ability to attenuate drug-resistance pathways and Wnt-β-catenin-Myc signaling, the latter being mutationally over-activated in 30% to 50% of human HCC tumors. We recently also found that CRV431 increased lymphocyte infiltration into liver tumors in a manner similar to an immune checkpoint inhibitor, also known as an anti-PD-1 antibody, which is considered to be an important anti-tumor approach. We believe that the wide array of pharmacologic activities offered by CRV431 in the treatment of NASH and HCC should bode well for the further clinical development in both important indications.”

Reference

1Hepatocellular Carcinoma. Nature Reviews Disease Primers 7, 7 (2021).

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com